EXHIBIT 21

LIST OF SUBSIDIARIES

The following sets forth a list of subsidiaries and DCT’s ownership percentage as of December 31, 2007:

Name of Subsidiary	Percentage of Ownership	State or other Jurisdiction of Incorporation
Syscan, Inc.	100%	California
Syscan Laser Technology, Ltd. (3)	100	BVI[1] Corp./HK2 registered
Leadbuilt Technology LTD. (3)	100	BVI[1] Corp./HK2 registered

[1]	British Virgin Islands
[2]	Hong Kong
[3]	As of December 31, 2007, this subsidiary is inactive and is in the process of being closed.